Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Claire S. Bean, Chief Operating Officer

Northeast Bancorp, 500 Canal Street, Lewiston, ME 04240

207.786.3245 ext. 3202

www.northeastbank.com

Northeast Bancorp Announces Appointment of

Chief Risk Officer

Lewiston, ME (March 3, 2015) — Northeast Bancorp (the “Company”) announced today that Brian Pinheiro has been appointed as the Company’s Chief Risk Officer, effective March 3, 2015.

Mr. Pinheiro joins the Company from Corporate Finance Group, Inc. (CFGI) where he served as Managing Director providing consulting services to financial institutions and banking clients, including Northeast Bank. He had been retained by the Bank as its Interim Controller for the past several months. Prior to his role at CFGI, Mr. Pinheiro was an Audit Manager in the Financial Services practice at Deloitte & Touche, Boston.

Mr. Pinheiro graduated from the University of Massachusetts at Amherst with a Bachelor of Science in Accounting and a Master of Science in Accounting. He is a Certified Public Accountant licensed in the Commonwealth of Massachusetts.

“Brian’s extensive consulting experience in the financial services industry makes him a great fit for the role of Chief Risk Officer,” said Northeast Bancorp President and Chief Executive Officer Richard Wayne. “We look forward to his contributions with regard to evaluating and mitigating the various regulatory, technological and competitive risks to the Company, and are pleased to have him join our team.”

About Northeast Bancorp

Northeast Bancorp (NASDAQ: NBN) is the holding company for Northeast Bank, a full-service bank headquartered in Lewiston, Maine. Northeast Bank offers traditional banking services through its Community Banking Division, which operates ten full-service branches and two loan production offices that serve individuals and businesses located in western and south-central Maine and southern New Hampshire. Northeast Bank’s Loan Acquisition and Servicing Group purchases and originates commercial loans for the Bank’s portfolio. In addition, the Small Business Lending division supports the needs of growing businesses nationally to allow them to purchase the products, facilities and equipment they need. ableBanking, a division of Northeast Bank, offers savings products to consumers online. Information regarding Northeast Bank can be found on its website at www.northeastbank.com.